Exhibit 4.24

Bank Mizrahi Tefahot Ltd

Deed of Pledge of Rights

(of monies in an account/deposit account and rights in relation to a deposit)

Signed on the 12th of the month of December year 2001

In the name of Audiocodes Ltd Identity Number/Corporation Number 520044132

    Address

(hereinafter: “the pledgers”)

Pursuant to the incorporation documents of the pledgers and the rest of the provisions that provide the pledgers with power in this matter and pursuant to the resolution of the directors (in the event that the pledgers are a company, a cooperative society, a foundation)

In favour of - Bank Mizrahi Tefahot Ltd (hereinafter: “the bank”).

Whereas it has been agreed between the pledgers and the bank, that the pledgers shall guarantee the bank defrayal of all the sums that the pledgers owe or shall owe to the bank, inter alia, in regard to provision of credit and/or the abovementioned banking services, by pledge of certain rights of the pledgers, and this in addition to any sum due or that shall be due to the bank, and is guaranteed by a lien or another security

Therefore this deed of pledge testifies to the following:

1.	In this deed of pledge:

a.	“The credit” - whether in Israeli currency or any foreign currency whatsoever, whether in Israel or overseas including any revolving credit, temporary credit, one-time credit, loan, discount of bills, purchase of bills, brokerage of bills, overdraft, provision of guarantee and/or letter of indemnification, opening documentary credit, provision of various banking extensions and easements, handling of bills of ladings, transactions with securities, various transactions with financial instruments and/or derivatives, service or other payment, which have been provided or shall be provided by the bank to the pledgers or to their order as well as any transaction or other action according to which or following which debts and undertakings have been created or could be created by the pledgers vis-à-vis the bank, whether as an obligant or as a guarantor and whether as an endorser and/or in another fashion, whether severally or jointly with others, whether due or shall be due, whether consigned for defrayal before signature on this deed of pledge or consigned for defrayal afterwards, whether due specifically or conditionally, whether directly or indirectly, whether explicitly or whether in general.

b.	“Other banking service” - this means each of the following transactions made on behalf of the bank at the request of the pledgers: provision of letter of indemnification and any guarantees whatsoever for the pledgers or for others at the request of the pledgers (including guarantees in any form whatsoever), opening documentary credit, handling of bills of lading or securities, provision of extensions, various banking easements and any other transaction.

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c.	The plural includes the singular and vice versa: If this deed of pledge has been signed by two pledgers or more, its terms shall obligate all the signatories jointly and severally. Any mention in this deed of pledge of the pledgers whether in regard to their undertakings or in any matter, shall be considered to refer to all the pledgers jointly and severally or to several of them. Provision of any banking service by the bank to each of the individuals constituting the pledgers, shall be considered as if it was received by each of the individuals of the pledgers.

d.	“The pledgers” - referral to them shall be interpreted as including and referring to each individual of the pledgers or any of them, including their heirs, the executors of their wills and the executors of their estates and anyone representing them or coming in their stead and the receiver of their assets, liquidators and trustees. The undertaking of all the individuals of the pledgers shall be jointly and separately. If the pledgers are a corporation - included in this term are also partners, shareholders, directors, liquidators and anyone coming in their stead.

e.	“The bank” - the meaning is Bank Mizrahi Tefahot Ltd and each of its branches existing on the date of signature on this deed of pledge and/or that shall be opened in the future, and all those representing the bank. Furthermore it includes subsidiaries of the bank, and companies affiliated with the bank, whereby at least 20% of their redeemed capital or by virtue of voting in them, is in the possession of the bank and/or the shareholders who have control of the bank.

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f.	“Bills” - means promissory notes, cheques, exchange notes, undertakings, guarantees, securities, drafts, bills of lading and any other negotiable documents.

g.	The preface to this deed of pledge constitutes an integral part of it thereof.

2.	..

a.	This deed of pledge is given to guarantee full and accurate payment of all the sums due and/or shall be due to the bank from the pledgers, inter alia in regard to provision of the aforementioned credit and/or the banking services that the pledgers received from the bank, whether due from the pledgers alone, or together with others, whether due from them personally or due from them as a corporation, or according to the name of the business which they manage, or are owners of or according to any other name whether due from the pledgers pursuant to the current composition or pursuant to any other composition whatsoever, according to the name of their business or according to any other name, whether the pledgers have already obligated to them or shall obligate to them in the future, whether due from them as an obligant or a guarantor, or an endorser, whether due specifically or conditionally, whether due directly or indirectly.

c	(signature) ____ “b. The inclusive sum that we shall be obligated to pay to the bank pursuant to this deed of pledge of rights is unlimited in sum (hereinafter: “the sum of the deed”).

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All the expenses and charges in relation to the preparation of this deed of pledge of rights and its registration with the appropriate Registrar, expenses entailed in the expense of executing and exercising this deed of pledge of rights, attorney’s fees (pursuant to the instructions of the Bank of Israel), other legal expenses, shall be imposed on the pledgers, subject to the instructions of the Bank of Israel as they shall be from time to time, and shall be added to the sum of the deed, as defined above, including all its sub-sections, together with interest for delay as detailed in the “Credit for a private/business customer” booklet or at a rate that shall be agreed to in an agreement for provision of banking services from the date of the request until full defrayal or as it shall be determined by the authorized judicial authority.

Until full defrayal all the aforementioned expenses and charges shall also be guaranteed by this deed of pledge of rights.

(All the aforementioned sums guaranteed by this deed of pledge of rights shall be called hereinafter: “the abovementioned sums”).

3.	The pledgers hereby undertake to pay the bank any sum of the abovementioned sums.

a.	On the agreed date of defrayal, if agreed or shall be agreed between the pledgers and the bank for that same sum that shall be consigned for defrayal on a certain date, or on request, or on the occurrence of a certain event, or at a certain time after the request or after the occurrence of a certain event.

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b.	At the end of three days from the date of sending the bank’s first written request to the pledgers, if a date for the aforementioned defrayal has not been agreed in Paragraph a above.

4.	Unless permitted explicitly in a specific credit agreement or in the “Credit to a private/business customer” booklet, the pledgers shall not be permitted to defray any sum of the aforementioned sums before the agreed date for its defrayal, in the event that it has been agreed or shall be agreed between the pledgers and the bank the date for its defrayal, without the bank’s consent in advance and in writing. Taking into account the aforementioned, the pledgers hereby agree that the provisions of Section 13(b) of the Pledge Law 5727-1967, shall not apply.

5.	The bank is permitted to calculate interest on the aforementioned sums at a rate that shall be agreed upon from time to time between the bank and the pledgers, and in cases when no rate of interest has been agreed, the bank is permitted to determine itself the rate of interest by providing a notice to the pledgers. The bank shall be permitted to add the interest to the capital at the end of each quarter year or at the end of any other period. In any event of awarding the bank the right to realize the securities pursuant to this deed of pledge, the bank shall be permitted to raise the rate of interest agreed for it and/or determined as aforementioned, up to the rate of interest in arrears as detailed in the “Credit for a private/business customer” booklet or at a rate agreed upon in an agreement for provision of banking services and this from the date of the event and until full defrayal.

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6.	As a security and as a guarantee for full and accurate defrayal of all the aforementioned sums (and by virtue of Articles 165 and 166 of the Companies Law (New Version) 5743-1983 in the event that the pledgers are a company) and by virtue of the Pledge Law 5727-1967 and any other law existing at that time in Israel which validates such a lien, the pledgers hereby pledge in favour of the bank and/or to its order as a pledge and first degree fixed lien and assignment by way of the lien all the pledgers’ rights in Account No. ####### in Branch 418 (hereinafter: “the account”) including all the pledgers’ rights to monies and/or deposits and/or deposited assets and/or that shall be deposited and/or that shall be found in the account including securities of any form whatsoever that shall be in the account and the revenues, interest and the remunerations that the company shall have for and in relation to the account (hereinafter: “the pledged rights”).

7.	The pledgers hereby declare that the pledged rights are not attached, pledged or confiscated in favour of any other, and that there is no restriction or condition imposed pursuant to law or agreement for transfer of ownership of the pledged rights or of the pledge to the bank.

8.	The pledgers hereby undertake:

a.	That the bank shall be entitled to delay payment of monies or monies in deposits incorporated in the pledged rights until defrayal of all the aforementioned sums. The pledgers shall not be entitled to withdraw the aforementioned monies or to take action with them or in regard to them in any way whatsoever, without the consent of the bank in writing and in advance.

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b.	That the liability of the bank to pay the monies from the deposits incorporated in the pledged rights ceased being a liability that is customary in the bank vis-à-vis a customer and it becomes a conditional liability, inter alia, as a prerequisite that the abovementioned sums shall be defrayed to the bank in full before the bank shall be obligated for any payment whatsoever on account of the monies in deposits.

c.	For as long as this document shall be in force, the pledgers undertake irrevocably to give the bank - in advance and from time to time - instructions in writing for renewal for the deposit and the monies of the deposit. The pledgers agree that in any event for any reason whatsoever the pledgers shall not give a renewal instruction as aforementioned or contrary to their previous renewal instruction they shall give a withdrawal instruction for the monies of the deposits or in part on the date of their defrayal; then the bank shall be permitted to deposit from time to time the monies of the deposit as regards the deposit bearing interest (in shekels or the currency of the deposit, accordingly) for a period similar to the period that ended on the eve of the renewal and on the interest and/or linkage terms that shall be customary in the bank at that time as regards deposits of the same type and the same sum, or at the choice of the bank for a shorter period than shall be customary at that time in the bank in regard to deposits of its customers in shekels or in the currency of the deposit, accordingly. The pledgers are aware that in any event that the bank shall renew the monies of the deposit by virtue of this section, the pledgers shall have information as regards the rates of interest and/or the terms of linkage of the monies of the deposit renewed in the bank branch in which the deposit is administered.

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d.	Not to sell and/or transfer and/or convey and/or assign in any other way the pledgers’ rights or part of them in any shape or form whatsoever to any other entity without the consent of the bank in writing and in advance.

e.	To immediately inform the bank of any incident of lien of the pledged rights or any part of them and to inform immediately to the imposer of the lien about the pledge in favour of the bank, and to take on their account immediately all the means required to remove the lien.

f.	Not to pledge or attach the pledged rights, in entirety or in part, in any way whatsoever, with prior, equal or later rights than the rights provided to the bank pursuant to this deed of pledge, without the consent of the bank in writing and in advance.

9.	In order to guarantee the bank’s rights pursuant to this deed of pledge, vis-à-vis the pledgers’ creditors, extant or future, the pledgers hereby agree that the pledge hereby created in favour of the bank, shall be registered with the Registrar of Companies, pursuant to the Companies Ordinance, and/or at the appropriate Office of the Registrar of Pledges, and for the purpose of the aforementioned registration the pledgers hereby undertake to sign on a notice of pledge as well as on any other document required pursuant to law and any other document that the bank shall determine to be necessary in its judgement, in regard to this deed of pledge and its registration. All the expenses entailed in preparation of this deed, and its registration, shall be paid by the pledgers to the bank at its first request, and until their full defrayal all the aforementioned expenses shall be guaranteed by this deed of pledge (including interest for delay from the date of request and until defrayal in practice).

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10.	The securities given to the bank pursuant to this deed of pledge shall be independent of any other security that the bank has received or shall receive from the pledgers or for them, and shall serve as revolving securities notwithstanding any arrangement for the accounts or for any of the pledgers (shall serve as revolving securities for all the other sums that the pledgers shall owe to the bank in all its branches). If the bank shall compromise or give an extension or an easement to the pledgers, the bank shall change the pledgers’ undertakings in regard to the aforementioned sums, shall release or waive any other securities or guarantees, these shall not change the nature of the securities created by the deed of pledge, and all the pledgers’ securities and the undertakings pursuant to this deed of pledge shall remain in full force.

11.	The bank’s rights

11.1	In this section:

“Asset” - in any shape or form, including monies, in Israeli currency or foreign currency, securities and rights including monies that the State or any other entity transferred or shall transfer to the bank in any form whatsoever for the pledgers as well as including the aforementioned asset that has been transferred and/or will be transferred by the pledgers or for them to the bank for collection and/or for security and/or for custody and/or in any other method, including the remuneration of those assets.

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11.2	The bank shall have the right to place a lien on any assets that are due and/or shall be due to the pledgers from the bank in any form whatsoever and from any source whatsoever and in any account whatsoever, whether the account is registered in the name of the pledgers alone or in the name of the pledgers together with others, as well as assets that are located and/or shall be located with the bank for the pledgers at any time whatsoever, and the bank shall be permitted at any time that is required in the bank’s opinion to protect its rights, from experience, inasmuch as it is reasonable in the circumstances of the matter, to inform of this in advance to the pledgers, to stay the aforementioned asset until defrayal of all the sums of monies due or that shall be due to the bank from the pledgers and have still not been defrayed from the aforementioned sums.

Inasmuch as these are sums for which the date of defrayal has still not arrived, the bank shall be permitted to use its right pursuant to this section as aforementioned only if there is a reasonable concern that the pledgers shall not comply with their undertakings to the bank.

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11.3	The bank shall have the right to prevent the pledgers from withdrawing credit balances at their disposal in any account whatsoever whether the account is registered in the name of the pledgers alone or on the name of the pledgers together with others, and the credit balances are located and/or shall be located with the bank for the pledgers at any time whatsoever, at any time that the pledgers owe monies to the bank and the bank is of the opinion that the withdrawal of the aforementioned credit balances could harm the bank’s rights.

11.4	Without derogating from the aforementioned, the bank shall be permitted to set off at any time any credit balance of the pledgers (as detailed in Section 13.3 above) against the aforementioned sums and the credit balance shall serve for defrayal of the aforementioned sums. The bank shall attempt, inasmuch as it shall be reasonable in the circumstances of the matter, to inform the pledgers of this in advance. For the purpose of execution of the aforementioned the bank shall be permitted to take any legal steps or others, as the bank shall see fit in the circumstances of the matter.

Furthermore, the bank shall be permitted to set off the pledgers’ deposits whereby the date of their defrayal has still not arrived and this against the aforementioned sums for which the date of defrayal has arrived, including due to consignment for immediate defrayal or due to an anticipated breach by the pledgers.

The pledgers are aware that in such a case changes detrimental to the pledgers could be imposed in all matters relating to their rights for that same deposit such as loss of interest and loss of right to grants and the pledgers shall not have any claim against the bank in this matter.

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12.	The bank shall be permitted at any time to charge any account whatsoever of the pledgers with them for any sum due or shall be due to it from the pledgers, and to credit any sum whatsoever that it received from the pledgers or for them to the credit of that same account that it shall see fit. To transfer any sum in favour of the pledgers in any account whatsoever with it, to any other account that it shall see fit, as it shall see fit. For sums in foreign currency credited to the pledgers the bank shall be able to sell at any time and to collect additions and donations paid to the pledgers incidental to the sale of foreign currency.

13.	..

a.	On the occurrence of one of the events awarding the bank the right for consignment of immediate defrayal of the aforementioned sums, pursuant to any document that has been signed or shall be signed by the pledgers, the bank shall be permitted to use any means that it shall see fit, in order to collect the aforementioned sums from the pledgers and to realize the securities in any way that the law shall permit and to realize all its rights pursuant to this deed of pledge including by way of realization of the aforementioned sums and this without the bank being required to realize other guarantees or securities if the bank shall have such.

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b.	Further to that stated in sub-section a above, the pledgers shall pay the bank an agreed and estimated compensation in advance for any failure, damage or loss that shall be caused to the bank as a result of consignment for immediate defrayal - a sum equal to the total of all the sums that the bank customarily collects as commission for early defrayal as shall be customary from time to time in the bank, or a sum that the bank shall be permitted to collect as early defrayal commission pursuant to law and/or pursuant to the instructions of the Bank of Israel - the higher of the two.

c.	In the event that it shall not be determined otherwise by a court order or an order of the Head of the Court Executions Office, all the sums shall be collected by the bank from realization of this deed of pledge shall be used for:

(1)	For defrayal of the expenses caused as a result of the realization of this deed of pledge.

(2)	For defrayal of the rest of the expenses, bank charges and the interest due to the bank including additional sums due to linkage of the interest.

(3)	For defrayal of the sums of the capital that shall be due to the bank, including additional sums due to linkage of the capital.

d.	Nothing in the provision of this pledge shall derogate from the right of the bank to collect the aforementioned sums other than realization of its rights pursuant to this deed of pledge; nothing in the realization of the bank’s rights pursuant to this deed of pledge shall derogate from the bank’s right to collect from the pledgers the balance not defrayed for realization of its rights pursuant to this deed of pledge.

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e.	Nothing in provision of this pledge shall derogate or harm the bank’s rights and/or the pledgers’ undertakings pursuant to other documents on which the pledgers have signed and/or shall sign.

14.	The pledgers hereby declare that the bank’s books and its accounts shall be acceptable to them and shall be considered to be admissible proof in all matters relating to the rates of the aforementioned sums.

15.	If this deed of pledge shall be signed by a limited liability company, or by a cooperative society, then the pledge created pursuant to it shall be considered as it if was made pursuant to the Pledge Law 5727-1967 and pursuant to the Companies Ordinance (New Version) 5743-1983 and/or the Companies Law 5759-1999 or pursuant to the Cooperative Societies Ordinance from 1933 according to the event.

16.	The waiver of the bank to the pledgers as regards a previous breach, or previous non-compliance with one or more of their undertakings pursuant to this deed of pledge, shall not be considered as justification or as a pretext for an additional breach or additional non-compliance of any term or undertaking of this deed of pledge.

17.	The address of pledgers is as written above or any other address in Israel of which they shall inform the bank in a recorded letter whereby the bank shall confirm its receipt in writing. Any notice that shall be sent to the pledgers by the bank by regular post according to the aforementioned address shall be considered as if it was received by the pledgers in a timely fashion pursuant to the regular post arrangements. A declaration by the bank in regard to sending a notice and the time it was sent shall serve as admissible proof against the pledgers as regards the time and the delivery noted therein.

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18.	The parties hereby waive the need to send a notarized warning in all matters relating to this deed.

19.	The jurisdiction for this purpose has been determined as the authorized court in Israel.

20.	The bank shall be permitted at any time, without needing the additional consent of the pledgers, to transfer this deed to another, and the rights pursuant to this deed including the guaranteed sums, without needing the additional consent of the pledgers.

21.	Special terms:

In witness the pledgers hereby put their hands:

c	c	Stamp:	Audiocodes Ltd
Public Co. 520044133
(signature) (signature)
Signature of the pledgers

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